Exhibit 3.(i)

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  BESICORP LTD.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW


     The undersigned incorporator, being a natural person of at least 18 years of age, for the purpose of forming a corporation (the "Corporation") under the Business Corporation Law, hereby adopts the following Certificate of Incorporation and certifies that:

     FIRST: The name of the Corporation is "Besicorp Ltd."

     SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

     THIRD: (a) The aggregate number of shares of capital stock, which the Corporation is authorized to issue is 6,000,000 shares, consisting of 5,000,000 shares of common stock having a par value of $.01 per share, and 1,000,000 shares of preferred stock having a par value of $.01 per share.

     (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the preferred stock in series, and by filing a certificate pursuant to the Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) Whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, the conditions under which and the times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or non-cumulative and, if cumulative, from which date or dates;

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          (iii) Whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions of exercise of such voting rights;

          (iv) Whether shares of that series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices of or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

          (v) Whether the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether the shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any presence of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

          (viii) Any other relative rights, preferences and limitations of that series.

     FOURTH: The office of the Corporation is located in the County of Ulster, State of New York.

     FIFTH: The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process served upon him is: c/o National Register Agents, Inc., 440 9th Avenue, 5th Floor, New York, New York 10001.

     SIXTH: Whenever the shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a


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meeting at which all shares entitled to vote thereon were present and voted, provided that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

     SEVENTH: No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (the "BCL"). No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     EIGHTH: The Corporation expressly elects not to be governed by Section 912 of the BCL.


Dated on this 16th day of November, 1998



                                             /s/Joyce DePietro
                                             -----------------------------------
                                             Joyce DePietro, Incorporator
                                             c/o Besicorp Group Inc.
                                             1151 Flatbush Road
                                             Kingston, New York 12401



Subscribed and affirmed by me as true under the penalties of perjury on November 16, 1998.


                                             /s/Joyce DePietro
                                             -----------------------------------
                                             Joyce DePietro, Incorporator
                                             c/o Besicorp Group Inc.
                                             1151 Flatbush Road
                                             Kingston, New York 12401



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